Exhibit 4.20
DECLARATION OF TRUST
     This DECLARATION OF TRUST, dated as of May 18, 2006, is among Sovereign Bancorp, Inc., a Pennsylvania corporation, as depositor (the “Depositor”), The Bank of New York, as property trustee (the “Property Trustee”), and Bank of New York (Delaware), as Delaware trustee (the “Delaware Trustee”). The Depositor, the Delaware Trustee and the Property Trustee hereby agree as follows:
     Section 1.01 Name of Trust. The trust created hereby shall be known as Sovereign Capital Trust VII (the “Trust”).
     Section 1.02 Creation of Trust Estate. The Depositor hereby assigns, transfers, conveys and sets over to the Property Trustee the sum of ten dollars ($10.00). The Property Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Property Trustee hereby declares that it will hold the trust estate in trust for the benefit of the Depositor.
     Section 1.03 Filing of Certificate of Trust. It is the intention of the parties hereto that the Trust constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. 3801 et seq. (the “Act”) and that this Declaration of Trust constitute the governing instrument of the Trust. The Depositor is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in accordance with the provisions of the Act.
     Section 1.04 Number of Trustees. The initial number of Trustees shall be five and shall include the Delaware Trustee, the Property Trustee, and the Administrative Trustees appointed in Section 1.05 below. Thereafter the number of Trustees may be increased or decreased by the Depositor by the execution and delivery of a written instrument to the Property Trustee; provided, however, that the number of Trustees shall never be less than two and, to the extent required by the Act, at least one Trustee shall be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity that has its principal place of business in the State of Delaware and satisfies all other requirements of the Act.
     Section 1.05 Appointment of Administrative Trustees. There shall be at least one Administrative Trustee and no more than three Administrative Trustees. The Depositor may appoint and remove any one or more Administrative Trustees at any time and from time to time. Thomas D. Cestare, Thomas R. Brugger, and Larry K. Davis are hereby appointed as Administrative Trustees of the Trust.
     Section 2.01 Authority of Trustee to Enter Contracts. The Property Trustee is authorized and directed to enter into such documents and to take such other actions as the Depositor specifically directs in written instructions delivered to the Property Trustee; provided, however, the Property Trustee shall not be required to take any action if the Property Trustee shall determine, or shall be advised by counsel, that such action is likely to result in personal liability or is contrary to applicable law or any agreement to which the Property Trustee is a party.

     Section 2.02 Amended and Restated Trust Agreement. The Depositor, the Delaware Trustee and the Property Trustee will enter into an amended and restated Declaration of Trust, satisfactory to each such party, to provide for the contemplated operation of the Trust and the issuance of the Trust’s securities referred to therein (collectively, the “Trust Securities”).
     Section 2.03 Authorization of Depositor to Enter Contracts. The Depositor, the Delaware Trustee and the Property Trustee hereby authorize and direct the Depositor, as the agent of the Trust:
         (a) to file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, a registration statement on Form S-3 (the “1933 Act Registration Statement”), including any pre-effective or post-effective amendments to the 1933 Act Registration Statement, relating to the registration under the Securities Act of 1933, as amended, of the Trust Securities;
         (b) to file with the Commission and execute, in each case on behalf of the Trust, a registration statement on Form 8-A (the “1934 Act Registration Statement”)( including any pre-effective and post-effective amendments thereto) relating to the registration of any of the Trust Securities under the Securities Exchange Act of 1934, as amended;
         (c) to file with the New York Stock Exchange or any other national stock exchange or the NASDAQ National Market (each, an “Exchange”) and execute on behalf of the Trust one or more listing applications and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause any of the Trust Securities to be listed on any of the Exchanges;
         (d) to file and execute on behalf of the Trust such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register any of the Trust Securities under the securities or blue sky laws of such jurisdictions as the Depositor, on behalf of the Trust, may deem necessary or desirable; and
         (e) to execute on behalf of the Trust one or more underwriting or purchase agreements relating to any of the Trust Securities.
     In the event that any filing referred to in clauses (a) through (d) above is required by the rules and regulations of the Commission, an Exchange, or state securities or blue sky laws, to be executed on behalf of the Trust by one or more Trustees, each of the Trustees, in his, her or its capacity as a Trustee of the Trust, is hereby authorized and directed to join in any such filings and to execute on behalf of the Trust any and all of the foregoing.
     Section 3.01 Resignation of Trustees. Any Trustee may resign upon sixty (60) days prior written notice to the Depositor. If no successor has been appointed within such sixty (60) day period, the resigning Trustee may, at the expense of the Trust, petition a court to appoint a successor trustee.

     Section 3.02 Merger of Property Trustee. Any Person into which the Property Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Property Trustee shall be a party, or any Person that succeeds to all or substantially all of the corporate trust business of the Property Trustee, shall be the successor Property Trustee under this Declaration of Trust without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.
     Section 3.03 Entire Agreement. This Declaration of Trust represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.
     Section 3.04 Choice of Law. This Declaration of Trust shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Sections 3540 and 3561 of Title 12 of the Delaware Code shall not apply to the Trust.
     Section 3.05 Counterparts. This Declaration of Trust may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.
     Section 3.06 Amendments. This Declaration of Trust may be amended and restated by the parties hereto as necessary to provide for the operation of the Trust; provided, however, that the Property Trustee shall not be required to enter into any amendment hereto which adversely affects the rights, duties or immunities of the Property Trustee.
     Section 3.07 Indemnification and Termination. Depositor agrees to hold harmless from and indemnify the Property Trustee and the Delaware Trustee against any loss, liability, claim, damage or expense (collectively, “Losses”) that the Property Trustee and the Delaware Trustee may incur arising out of their appointment and performance under this Declaration of Trust, except for any Losses arising from the Property Trustee’s or the Delaware Trustee’s own negligence or willful misconduct. In the event Trust Securities are not issued within ten years of the date hereof, this Declaration of Trust will terminate.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Declaration of Trust to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

Bank of New York, as Property Trustee
By:	/s/ Mary LaGumina
Name:	Mary LaGumina
Title:	Vice President

Bank of New York (Delaware), as Delaware Trustee
By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

Sovereign Bancorp, Inc. as Depositor
By:	/s/ Thomas Brugger
Thomas Brugger, Treasurer